SUPPLY AGREEMENT

This Supply Agreement (the "Agreement") is entered into as of this 1st day of July 2011 (the "Effective Date"), by and between Parallax Diagnostics Ltd., Inc. a Nevada corporation with offices at 2 Canal Park Cambridge, MA (or PRLX") and Meyers Stevens Group Inc. at 7137 Telegraph Road, Montebello, California 90640 ("Supplier") (together the "Parties").

WHEREAS, Supplier possesses certain skills and expertise in manufacturing diagnostic assays;

WHEREAS, PRLX wishes to retain the services of Supplier on the terms and conditions set forth below, and

WHEREAS, Supplier is willing to supply diagnostic assays to the PRLX, on the terms and conditions set forth below,

NOW, THEREFORE, the parties agree as follows:

1.                  Services.  Supplier will perform the services set forth on Exhibit A, or as amended by mutual written agreement.  It is agreed and understood that the nature and manner of services provided hereunder shall be within Supplier’s area of professional expertise and/or historical experience.

(a)                Direction.  Supplier shall be directed by   Michael Redmond or his successor.

(b)               Start Date.  Supplier's  obligations to PRLX shall begin on July 1 2011.

(c)                Term.  This Agreement shall commence on the Start Date and, unless earlier terminated in accordance with Section 15, shall continue up to the time that the last milestone on Exhibit A is successfully completed (the "Term").  The Term can be automatically extended in three month increments upon mutual agreement by the Parties. Any extension shall be in writing.

2.                  Method of Performance.  The Supplier shall determine the method, details, and means of performing and fulfilling his or her duties hereunder.

3.                  Other Employment.  The PRLX acknowledges and agrees that Supplier may assume other commitments, and has ongoing or intends to obtain engagements outside of Supplier's work for PRLX during the Term ("Other Engagements"); provided that Supplier fully complies with the confidentiality obligations contained in Section 9.  Supplier shall reasonably notify PRLX of any Other Engagements, which may pose a conflict of interest, it being understood that such notice shall allow PRLX sufficient basis to proceed in accordance with Section 15(b)(2), below.

4.                  Status as Independent Contractor; Nature of Relationship.  It is agreed and understood that the Supplier is an independent contractor and will not act as an agent nor shall he or she be deemed an employee of Supplier for the purposes of any employee benefit programs, income tax withholding, FICA taxes, unemployment benefits, and worker’s compensation insurance, or otherwise.  Supplier shall not enter into any agreement or incur any obligations on PRLX’s behalf, or commit PRLX in any manner without PRLX’s prior written consent.

5.                  Resources.  Supplier shall provide such tools and facilities as Supplier may deem necessary in the performance of Supplier's duties hereunder.  Upon Supplier's reasonable request, the PRLX shall provide such incidental resources to Supplier as the PRLX in its discretion believes may be warranted.

6.                  Compensation.  It is agreed and understood, that subject to the Term and performance and under Section 1, the Supplier shall be paid as set forth in Exhibit A. Supplier shall be solely responsible for and agrees that he or she will in a timely fashion pay all federal, state and other taxes on the amounts set forth in this Section.

7.                  Expenses.   All expenses are included in the pricing outlined in Exhibit A.

8.                  Compliance with all Laws.  Supplier agrees that in the course of providing his services to the PRLX, he or she will not engage in any practice or commit any acts in violation of any federal, state or local law or ordinance.

9.                  Non-Disclosure Obligations.

(a)                Definition of "Information."  “Information” shall mean materials, data, or information in any form, whether written, oral, digital, or otherwise, provided by or obtained from PRLX, PRLX's agents, or PRLX's contractors in connection with the Supplier's engagement by PRLX.  Technical or business information of a third person furnished or disclosed to the Supplier under this Agreement shall constitute Information of PRLX unless otherwise specifically indicated in writing.

(b)               Confidential Information.  For purposes of this Agreement, the term "Confidential Information" shall mean Information regarding PRLX's business including, but not limited to, Information regarding diagnostic and medical device products,  processing and manufacturing capabilities, copyrighted or patentable subject matter, research, development, innovations, inventions, designs, technology, improvements, trade secrets, business affairs and finances, customers, employees, operations, facilities, consumer markets, products, capacities, systems, procedures, security practices, data formats, and business methodologies.

(c)                Supplier's Obligations.  All Confidential Information relating to or obtained from PRLX by the Supplier shall be maintained in confidence by the Supplier, and the Supplier shall use best efforts to protect and safeguard the Confidential Information.

(d)               Use of Confidential Information.  Without PRLX's prior written approval, the Supplier: (a) shall not use Confidential Information directly or indirectly for any purpose except in connection with the services the Supplier performs on behalf of PRLX; and (b) shall not disclose, sell, assign, transfer, share or lease Confidential Information of PRLX, or make such Confidential Information available to, or make it available for the use or benefit of, any third party.

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(e)                Exceptions to Confidentiality Obligations.  The obligations of this Agreement shall not apply to Confidential Information which the Supplier shall demonstrate, by clear and convincing evidence:

1.                  is or becomes publicly available (other than through unauthorized disclosure under this Agreement);

2.                  is already known by the Supplier without an obligation of confidentiality prior to the disclosure thereof by PRLX, as evidenced by the Supplier's written records, maintained in the ordinary course, existing before the first date of Supplier's engagement with PRLX; or

3.                  is rightfully received by the Supplier from a third party free of any obligation of confidentiality.

10.              Former Engagement Information.  The Supplier shall not, during the Supplier's engagement with the PRLX, improperly use or disclose any proprietary information or trade secrets of any former employer, hiring party, or other person or entity with which the Supplier has an agreement or duty to keep in confidence, if any, and shall not bring onto the premises of the PRLX any unpublished document or proprietary information belonging to any such employer, person or entity unless consented to in writing by such employer, person, hiring party, or entity.

11.              Court or Agency Order.  In the event the Supplier receives a subpoena or order of a court or administrative body requesting disclosure of PRLX’s Confidential Information, the Supplier agrees (a) that, as promptly as possible after learning of such disclosure obligation and before making such disclosure, the Supplier shall notify PRLX of such obligation to make such disclosure, to allow PRLX an opportunity to object to such disclosure or to obtain a protective order or other appropriate relief; (b) that the Supplier shall provide such cooperation and assistance, at PRLX's expense, as PRLX may reasonably request in any effort by PRLX to obtain such relief; and (c) that the Supplier shall take all appropriate steps to limit the amount and scope of Confidential Information so disclosed and to protect its confidentiality.

12.              Non-Solicitation.   The Supplier agrees not to solicit or encourage employees of Supplier to work for a Competitor during the Term, and for a period of one year after expiration of the Term. "Competitor" means any person or organization, including the Supplier him or herself, engaged in, or about to become engaged in, research on or the acquisition, development, production, distribution, marketing or providing of a Competing Product.  "Competing Product" means any product, process, or service of any person or organization other than the PRLX, in existence or under development, which both (A) is identical to, substantially the same as, or an adequate substitute for any product, process, or service of the PRLX, in existence or under development, on which the Supplier works during the Term or about which the Supplier acquires Confidential Information, and (B) is (or could reasonably be anticipated to be) marketed or distributed in such a manner and in such a geographic area as to actually compete with such product, process or service of the PRLX.

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13.              Inventions.  For purposes of this Agreement, the term "Inventions" shall mean any and all inventions, original works of authorship, developments, concepts, improvements, or trade secrets (whether or not patentable or registrable under copyright or similar laws) which relate to the business of the PRLX and which the Supplier either (i) solely or jointly conceives, develops, or reduces to practice during PRLX time, at the PRLX's direction, or using PRLX equipment or resources; or (ii) solely or jointly conceives, develops, or reduces to practice based on PRLX Confidential Information.  The Supplier will promptly make full written disclosure of Inventions to the PRLX and will hold such Inventions in trust for the sole right and benefit of the PRLX.  The Supplier hereby assigns to the PRLX all the Supplier's right, title and interest in and to Inventions.  Without limiting the foregoing, the Supplier further acknowledges that all Inventions (x) which are original works of authorship; (y) which are made by the Supplier (solely or jointly with others) within the scope of the Supplier's engagement hereunder; and (z) which are protectable by copyright, shall be deemed, to the extent applicable, “works made for hire,” as that term is defined in the United States Copyright Act.  It is agreed and understood that Supplier inventions, original works of authorship, developments, concepts, improvements, or trade secrets (whether or not patentable or registrable under copyright or similar laws) which do not qualify as "Inventions" hereunder shall not be subject to this Section 13.

14.              Patent and Copyright Registration.  The Supplier agrees to assist the PRLX, or its designee, at the PRLX’s expense, in every reasonable way to secure the PRLX’s rights in the Inventions and any copyrights, patents, mask work rights or other intellectual property rights relating thereto in any and all countries, including the disclosure to the PRLX of all pertinent information and data with respect thereto and the execution of all applications, specifications, oaths, assignments and all other instruments which the PRLX shall deem necessary in order to apply for and obtain such rights and in order to assign and convey to the PRLX, its successors, assigns and nominees the sole and exclusive rights, title and interest in and to such Inventions, and any copyrights, patents, mask work rights or other intellectual property rights relating thereto.

15.              Termination.   This Agreement may be terminated without liability as follows:

(a)                For Cause.  If either Party is in material breach, the non-breaching party may terminate this Agreement upon providing the breaching party (a) with written notice, specifying the breach, and (b) with a ten (10) day opportunity to cure, commencing upon the effective date of such notice.

(b)               For Convenience. Either Party may terminate this agreement upon fifteen (15) days notice.

16.              Survival.   The following provisions shall survive the expiration or termination of this Agreement:  Sections the applicable part of 6 (success fee) 9, 11, 12, 14, and 17.

17.              Return of Property.  Supplier expressly agrees that upon completion of his or her consulting services under this Agreement, or at any time prior to that time upon request of the PRLX, Supplier will return to the PRLX all property of the PRLX obtained or received by Supplier during the Term of this Agreement including, but not limited to, any and all files, computers, computer equipment, software, diskettes or other storage media, documents, papers, records, notes, agenda, memoranda, plans, calendars and other books and records of any kind and nature whatsoever containing information concerning the PRLX or its customers or operations.

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18.              No Oral Modification.  This Agreement may not be changed orally, and no modification, amendment, or waiver of any provision contained in this Agreement, or any future representation, promise, or condition in connection with the subject matter of this Agreement shall be binding upon any party hereto, unless made in writing and signed by such party.

19.              Entire Agreement.  This Agreement contains the entire agreement between the Parties and supersedes any and all previous agreements of any kind whatsoever between them, whether written or oral, and all prior and contemporaneous discussions and negotiations have been and are merged and integrated into, and are superseded by, this Agreement.  This is an integrated document.

20.              Severability.  In the event that any provision of this Agreement or the application thereof should be held to be void, voidable, unlawful or, for any reason, unenforceable, the remaining portion and application shall remain in full force and effect, and to that end the provisions of this Agreement are declared to be severable.

21.              Governing Law.  This Agreement is made and entered into, and shall be subject to, governed by, and interpreted in accordance with the laws of the Commonwealth of Massachusetts and shall be fully enforceable in the courts of that state, without regard to principles of conflict of laws.  The Parties (i) agree that any suit, action or other legal proceeding arising out of this Agreement may be brought in the United States District Court for the District of Massachusetts, or if such court does not have jurisdiction or will not accept jurisdiction, in any court of general jurisdiction in Suffolk County, Massachusetts; (ii) consent to the jurisdiction of any such court; and (iii) waive any objection which they may have to the laying of venue in any such court.  The Parties also consent to the service of process, pleadings, notices or other papers by regular mail, addressed to the party to be served, postage prepaid, and registered or certified with return receipt requested.

22.              Notices.  All notices, requests, consents, approvals and other communications required or permitted under this Agreement ("Notices") shall be in writing and shall be delivered to the addresses listed above, by mail, by hand, or by facsimile transmission, unless otherwise provided in this Agreement.  Such Notices shall be effective (i) if sent by mail, three business days after mailing; (ii) if sent by hand, on the date of delivery; and (iii) if sent by facsimile, on the date indicated on the facsimile confirmation.  Any party may change its address or facsimile number for notification purposes by giving all of the individuals and entities noted above notice, in accordance with the notice provisions set forth in this Section, of the new address or facsimile number and the date upon which it will become effective.

23.              No Assignment.  Neither this Agreement nor any portion hereof is assignable.

24.              Counterparts.   This Agreement may be executed in counterparts, and each counterpart, when executed, shall have the effect of a signed original.

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IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed by the undersigned duly authorized persons as of the day and year above stated.

Parallax Diagnostics Ltd.

By:_  /s/ J. Michael Redmond __

Name: Michael Redmond

Title:   CEO

Myers Stevens Group, Inc.

By:__/s/ Victor Parker_____

Name: Victor Parker

Title:   President

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EXHIBIT “A”

SUPPLIER SERVICES

AND

PAYMENT SCHEDULE

Statement of Work

 Supplier will manufacture assays and supply a Data Package for Parallax. The Data Package will include all existing Standard Operating Proceedures (SOP’s) related to the manufacture of the Target assays as well as new SOP’s that Supplier will create in order to manufacture Target assays. New SOP’s will include a flow chart detailing the procurement and manufacture of assays, a supplier list, methods for manufacture, quality control procedures and any other documents or procedures necessary for the manufacture of Target Assays.

 Based on raw material availability and manufacturing time this quote is based on one or a combination of the CRP assay, HCG assay and/or Rotavirus assay. The cost below will yield approximately 100 to 200 fully functional assay test devices for internal investigational use. Estimated delivery of the assays is eight (8) weeks from the Effective Date of this Agreement.

Material Qualification/Reagent & Membrane Processing/Quality Control (76 hours)
Device Assembly/Reagent Filling/Packaging (20 hours)

 LABOR COST- $6,874.00

RAW MATERIAL/REAGENT COST

Mold Set Up

Cassette 1,000 part minimum

Cassette Cap 1,000 part minimum

Membrane

Anti Body Conjugate

Color Development Solution

Calibrator Controls

Kit Packaging Supplies

 RAW MATERIAL REAGENT/PACKAGING COST- $3,320.00

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The price quotes above are firm and fixed. Payments by Parallax to Supplier will be made in two installments: $5,000.00 upon signing of this Agreement and $5194.00 when the Data Package is delivered to PRLX, functional test devices pass qualification testing and are received by Parallax. All payments are net 15 days after the completion of the milestone.

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